Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2022 THIRD QUARTER RESULTS

--Record Third Quarter EPS, Exceeding Expectations--

--Strong Back-to-School Season in U.S. and U.K.--

--Revenue and Earnings Continue to Exceed Pre-Pandemic Levels--

Third Quarter Fiscal 2022 Financial Summary

•	Net sales increased 25% from last year to $601 million
•	Net sales increased 12% over the third quarter two years ago
•	GAAP and Non-GAAP operating income both increased 69% over third quarter two years ago
•	Same store sales increased 25% over last year, store sales above pre-pandemic levels
•	E-commerce sales increased 79% from third quarter two years ago
•	Returned capital to shareholders with the repurchase of $31 million in stock
•	GAAP EPS from continuing operations increased to $2.26 vs. $0.52 last year and $1.31 two years ago
•	Non-GAAP EPS from continuing operations increased to $2.361 vs. $0.85 last year and $1.33 two years ago

NASHVILLE, Tenn., Dec. 3, 2021 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $2.26 for the three months ended October 30, 2021, compared to $0.52 in the third quarter last year and $1.31 per diluted share two years ago.  Adjusted for the Excluded Items in all periods, the Company reported third quarter earnings from continuing operations per diluted share of $2.36, compared to $0.85 last year and $1.33 per diluted share two years ago.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “Building off a very strong first half of Fiscal 2022, our excellent results this quarter were fueled by an outstanding back-to-school season in the United States and United Kingdom, reinforcing Journeys’ and Schuh’s positions as the leading destinations for teen and youth fashion footwear. We were especially pleased with the performance of our stores, as sales in our current fleet were up for the first time since prior to the pandemic. The improvement in traffic trends bolsters our view that teens like to shop in person, making our stores strategic assets that work in tandem with our digital capabilities, serving our customers whenever and wherever they choose to engage with our brands. Turning to the current quarter, we have been very pleased with our results to date, as sales tracked nicely ahead of pre-pandemic levels in November, and we are now into the all-important holiday selling season.  Given the recovery and confidence we have in our business, we are returning to giving guidance.  We expect adjusted earnings for Fiscal 2022 to be between $6.40 and $6.90 per share with an expectation that earnings will be near the mid-point of the range, an increase of 45% over pre-pandemic Fiscal 2020.

_____________________

1Excludes retail store asset impairments, professional fees related to the actions of a shareholder activist and expenses related to the Company’s new headquarters building, net of tax effect in the third quarter of Fiscal 2022 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings/loss and earnings/loss per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

“We entered the pandemic in a position of strength, are navigating the pandemic well, and believe we will enter the post pandemic phase even stronger.  Our exceptional year-to-date results highlight the great execution by our teams, our strong vendor relationships, close consumer connections, and the strategic advantages enabled through our footwear focused strategy. Our opportunity to unlock value in Genesco is to further accelerate the digital and omnichannel growth in our retail business and to meaningfully grow our branded side.”

Thomas A. George, Genesco chief financial officer, commented, “Our third quarter results exceeded our expectations and were well above pre-pandemic levels. Strong sales growth, solid gross margins, and well managed expenses fueled a 69% increase in operating income versus the third quarter Fiscal 2020 two years ago, helping deliver record third quarter adjusted EPS of $2.36 compared to $1.33 in Fiscal 2020.”

Store Re-Opening Update

As of October 30, 2021, the Company is operating substantially all locations.

Third Quarter Review

Net sales for the third quarter of Fiscal 2022 increased 25% to $601 million from $479 million in the third quarter of Fiscal 2021 and increased 12% from $537 million in the third quarter of Fiscal 2020. The sales increase from Fiscal 2020, reflecting strong back-to-school sales, was driven by a 79% increase in e-commerce sales, increased wholesale sales, like-for-like store sales slightly above Fiscal 2020 levels, and the positive impact of changes in foreign exchange rates. Although the Company has disclosed comparable sales for the third quarter Fiscal 2022, it believes that overall sales is a more meaningful metric during this period due to the impact of COVID-19.

Comparable Sales

Comparable Same Store and Direct Sales:	3QFY22	3QFY21
Journeys Group	15%	(6)%
Schuh Group	23%	1%
Johnston & Murphy Group	77%	(43)%
Total Genesco Comparable Sales	21%	(9)%
Same Store Sales	25%	(18)%
Comparable Direct Sales	7%	62%

Overall sales for the third quarter this year compared to the third quarter of Fiscal 2021 were up 20% at Journeys, up 33% at Schuh, up 69% at Johnston & Murphy and up 6% at Licensed Brands. Overall sales compared to the third quarter of Fiscal 2020 were up 7% at Journeys, up 29% at Schuh and up 103% at Licensed Brands, partially offset by an 8% decrease in Johnston & Murphy sales.

            Third quarter gross margin this year was 49.2%, up 210 basis points, compared with 47.1% last year and flat compared with the third quarter of Fiscal 2020 at 49.2%. Although the increased ecommerce and wholesale mix, as well as freight and logistics cost increases put pressure on the Fiscal 2020 gross margin comparison, this was mitigated by fewer markdowns at Journeys and Johnston & Murphy.

GAAP selling and administrative expense for the third quarter this year decreased 220 basis points as a percentage of sales compared with last year and decreased 240 basis points compared with the third quarter of Fiscal 2020.  Adjusted selling and administrative expense for the third quarter this year decreased 250 basis points as a percentage of sales compared with last year and decreased 260 basis points compared with the third quarter of Fiscal 2020. The decrease from Fiscal 2020 is due primarily to reduced occupancy expense, along with selling salaries and depreciation, partially offset by increased marketing expenses. The reduction in occupancy expense is driven in part by rent abatement agreements with landlords and savings from government programs in Canada and the U.K.

Genesco’s GAAP operating income for the third quarter was $43.8 million, or 7.3% of sales this year, compared with $8.2 million, or 1.7% of sales last year, and $25.9 million, or 4.8% of sales in the third quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income for the third quarter was $45.2 million this year compared to $13.9 million last year and $26.7 million in the third quarter of Fiscal 2020. Adjusted operating margin was 7.5% of sales in the third quarter of Fiscal 2022, 2.9% last year and 5.0% in the third quarter of Fiscal 2020.

The effective tax rate for the quarter was 23.5% in Fiscal 2022 compared to -7.4% last year and 25.4% in the third quarter of Fiscal 2020. The adjusted effective tax rate, reflecting Excluded Items, was 22.7% in the third quarter of Fiscal 2022 compared to 4.4% last year and 26.2% in the third quarter of Fiscal 2020.  The higher adjusted effective tax rate for this year as compared to last year reflects the inability to recognize a tax benefit for certain foreign losses and a higher mix of earnings in jurisdictions where the Company generates taxable income.

GAAP earnings from continuing operations were $33.0 million in the third quarter of Fiscal 2022, compared to $7.5 million in the third quarter last year and $19.0 million in the third quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, third quarter earnings from continuing operations were $34.5 million, or $2.36 per share, in Fiscal 2022, compared to $12.1 million, or $0.85 per share, last year and $19.4 million, or $1.33 per share, in the third quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash and cash equivalents as of October 30, 2021, were $282.8 million, compared with $115.1 million as of October 31, 2020. Total debt at the end of the third quarter of Fiscal 2022 was $15.6 million compared with $32.9 million at the end of last year’s third quarter. Inventories decreased 8% in the third quarter of Fiscal 2022 on a year-over-year basis and decreased 28% versus the third quarter of Fiscal 2020.

Capital Expenditures and Store Activity

For the third quarter, capital expenditures were $15 million, related primarily to the new headquarters building and digital and omnichannel initiatives. Depreciation and amortization was $10 million.  During the quarter, the Company closed five stores. The Company ended the quarter with 1,434 stores compared with 1,476 stores at the end of the third quarter last year, or a decrease of 3%. Square footage was down 3% on a year-over-year basis.

Share Repurchases

The Company repurchased 521,693 shares during the third quarter of Fiscal 2022 at a cost of $30.6 million or an average of $58.71 per share. The Company currently has $59 million remaining on the $100 million board authorization from September 2019.

Fiscal 2022 Outlook

For Fiscal 2022, the Company expects:

•	Sales to be up 9% to 11%, compared to FY20
•

Adjusted diluted earnings per share from continuing operations in the range of $6.40 to $6.90, which represents growth of approximately 45% at the mid-point compared to Fiscal 2020, with an expectation that earnings per share for the year will be near the mid-point of the range.

Please refer to the Q3FY22 conference call and Q3FY22 Summary Results presentation for details regarding guidance assumptions, including assumptions regarding COVID-19 and effects on the Company’s supply chain.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section.  The Company's live conference call on December 3, 2021, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding the performance outlook for the Company, expectations with respect to sales, earnings, growth, returning capital to shareholders and all other statements not addressing solely historical facts or present conditions.  Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “should,” “optimistic” and similar terminology.  Actual results could vary materially from the expectations reflected in these statements.  A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, store closures due to COVID-19,  weakness in store and shopping mall traffic, timing of in person back-to-work and back-to-school and sales with respect thereto, expectations regarding the COVID-19 vaccine rollout and acceptance, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores.  Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons.  Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the timing and amount of share repurchases; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; changes to U.S. tax laws impacting the Company’s tax liabilities; and the cost and outcome of litigation, investigations and environmental matters involving the Company.  Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com.  Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.  Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Forward-looking statements reflect the expectations of the Company at the time they are made.  The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retail and branded company, sells footwear and accessories in more than 1,430 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company’s environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contact

Thomas A. George

(615) 367-7465

tgeorge@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

(615) 367-8283

cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	Oct. 30, 2021	% of Net Sales	Oct. 31, 2020	% of Net Sales
Net sales	$600,546	100.0%	$479,280	100.0%
Cost of sales	305,345	50.8%	253,776	52.9%
Gross margin	295,201	49.2%	225,504	47.1%
Selling and administrative expenses	251,131	41.8%	210,961	44.0%
Asset impairments and other, net	314	0.1%	6,359	1.3%
Operating income	43,756	7.3%	8,184	1.7%
Other components of net periodic benefit cost (income)	55	0.0%	(182)	0.0%
Interest expense, net	585	0.1%	1,404	0.3%
Earnings from continuing operations before income taxes	43,116	7.2%	6,962	1.5%
Income tax expense (benefit)	10,135	1.7%	(514)	-0.1%
Earnings from continuing operations	32,981	5.5%	7,476	1.6%
Loss from discontinued operations, net of tax	(86)	0.0%	(10)	0.0%
Net Earnings	$32,895	5.5%	$7,466	1.6%
Basic earnings per share:
Before discontinued operations	$2.30		$0.52
Net earnings	$2.30		$0.52
Diluted earnings per share:
Before discontinued operations	$2.26		$0.52
Net earnings	$2.25		$0.52
Weighted-average shares outstanding:
Basic	14,314		14,283
Diluted	14,616		14,362

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Oct. 30, 2021	% of Net Sales	Oct. 31, 2020	% of Net Sales
Net sales	$1,694,424	100.0%	$1,149,729	100.0%
Cost of sales	869,039	51.3%	637,081	55.4%
Gross margin	825,385	48.7%	512,648	44.6%
Selling and administrative expenses	743,147	43.9%	587,264	51.1%
Goodwill impairment	—	0.0%	79,259	6.9%
Asset impairments and other, net	10,054	0.6%	15,953	1.4%
Operating income (loss)	72,184	4.3%	(169,828)	-14.8%
Other components of net periodic benefit cost (income)	72	0.0%	(488)	0.0%
Interest expense, net	1,931	0.1%	4,178	0.4%
Earnings (loss) from continuing operations before income taxes	70,181	4.1%	(173,518)	-15.1%
Income tax expense (benefit)	17,432	1.0%	(27,446)	-2.4%
Earnings (loss) from continuing operations	52,749	3.1%	(146,072)	-12.7%
Loss from discontinued operations, net of tax	(39)	0.0%	(275)	0.0%
Net Earnings (Loss)	$52,710	3.1%	$(146,347)	-12.7%
Basic earnings (loss) per share:
Before discontinued operations	$3.69		$(10.29)
Net earnings (loss)	$3.68		$(10.31)
Diluted earnings (loss) per share:
Before discontinued operations	$3.60		$(10.29)
Net earnings (loss)	$3.60		$(10.31)
Weighted-average shares outstanding:
Basic	14,313		14,191
Diluted	14,643		14,191

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	Oct. 30, 2021	% of Net Sales	Oct. 31, 2020	% of Net Sales
Sales:
Journeys Group	$379,927	63.3%	$317,682	66.3%
Schuh Group	119,791	19.9%	90,021	18.8%
Johnston & Murphy Group	66,835	11.1%	39,655	8.3%
Licensed Brands	33,993	5.7%	31,922	6.7%
Net Sales	$600,546	100.0%	$479,280	100.0%
Operating income (loss):
Journeys Group	$43,403	11.4%	$24,035	7.6%
Schuh Group	9,701	8.1%	6,766	7.5%
Johnston & Murphy Group	1,641	2.5%	(11,137)	-28.1%
Licensed Brands	(132)	-0.4%	792	2.5%
Corporate and Other(1)	(10,857)	-1.8%	(12,272)	-2.6%
Operating income	43,756	7.3%	8,184	1.7%
Other components of net periodic benefit cost (income)	55	0.0%	(182)	0.0%
Interest, net	585	0.1%	1,404	0.3%
Earnings from continuing operations before income taxes	43,116	7.2%	6,962	1.5%
Income tax expense (benefit)	10,135	1.7%	(514)	-0.1%
Earnings from continuing operations	32,981	5.5%	7,476	1.6%
Loss from discontinued operations, net of tax	(86)	0.0%	(10)	0.0%
Net Earnings	$32,895	5.5%	$7,466	1.6%

(1)

Includes a $0.3 million charge in the third quarter of Fiscal 2022 which includes $0.2 million for retail store asset impairments and $0.1 million for professional fees related to the actions of a shareholder activist.  Includes a $6.4 million charge in the third quarter of Fiscal 2021 for retail store asset impairments.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Oct. 30, 2021	% of Net Sales	Oct. 31, 2020	% of Net Sales
Sales:
Journeys Group	$1,102,750	65.1%	$763,238	66.4%
Schuh Group	294,581	17.4%	208,918	18.2%
Johnston & Murphy Group	176,756	10.4%	102,601	8.9%
Licensed Brands	120,337	7.1%	74,972	6.5%
Net Sales	$1,694,424	100.0%	$1,149,729	100.0%
Operating income (loss):
Journeys Group	$106,895	9.7%	$(2,888)	-0.4%
Schuh Group	9,477	3.2%	(15,158)	-7.3%
Johnston & Murphy Group	2,412	1.4%	(38,964)	-38.0%
Licensed Brands	3,420	2.8%	(2,931)	-3.9%
Corporate and Other(1)	(50,020)	-3.0%	(30,628)	-2.7%
Goodwill Impairment	—	0.0%	(79,259)	-6.9%
Operating income (loss)	72,184	4.3%	(169,828)	-14.8%
Other components of net periodic benefit cost (income)	72	0.0%	(488)	0.0%
Interest, net	1,931	0.1%	4,178	0.4%
Earnings (loss) from continuing operations before income taxes	70,181	4.1%	(173,518)	-15.1%
Income tax expense (benefit)	17,432	1.0%	(27,446)	-2.4%
Earnings (loss) from continuing operations	52,749	3.1%	(146,072)	-12.7%
Loss from discontinued operations, net of tax	(39)	0.0%	(275)	0.0%
Net Earnings (Loss)	$52,710	3.1%	$(146,347)	-12.7%

(1)

Includes a $10.0 million charge in the first nine months of Fiscal 2022 which includes $8.6 million for professional fees related to the actions of a shareholder activist and $2.0 million for retail store asset impairments, partially offset by a $0.6 million insurance gain.   Includes a $16.0 million charge in the first nine months of Fiscal 2021 which includes a $5.3 million charge for trademark impairment and an $11.1 million charge for retail store asset impairments, partially offset by a $0.4 million gain for the release of an earnout related to the Togast acquisition.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Oct. 30, 2021	Oct. 31, 2020
Assets
Cash and cash equivalents	$282,764	$115,061
Accounts receivable	36,991	35,592
Inventories	339,198	370,699
Other current assets(1)	85,476	62,606
Total current assets	744,429	583,958
Property and equipment	207,489	210,834
Operating lease right of use assets	573,842	640,078
Goodwill and other intangibles	69,456	67,793
Other non-current assets	21,593	33,837
Total Assets	$1,616,809	$1,536,500

Liabilities and Equity
Accounts payable	$196,024	$151,978
Current portion operating lease liabilities	144,453	196,603
Other current liabilities	133,569	84,061
Total current liabilities	474,046	432,642
Long-term debt	15,610	32,850
Long-term operating lease liabilities	490,330	560,082
Other long-term liabilities	44,399	40,954
Equity	592,424	469,972
Total Liabilities and Equity	$1,616,809	$1,536,500

(1) Includes prepaid income taxes of $58.5 million at October 30, 2021.

GENESCO INC.

Store Count Activity

	Balance 02/01/20	Open	Close	Balance 01/30/21	Open	Close	Balance 10/30/21
Journeys Group	1,171	8	20	1,159	3	25	1,137
Schuh Group	129	1	7	123	0	0	123
Johnston & Murphy Group	180	4	6	178	1	5	174
Total Retail Units	1,480	13	33	1,460	4	30	1,434

GENESCO INC.

Store Count Activity

	Balance 07/31/21	Open	Close	Balance 10/30/21
Journeys Group	1,142	0	5	1,137
Schuh Group	123	0	0	123
Johnston & Murphy Group	174	0	0	174
Total Retail Units	1,439	0	5	1,434

GENESCO INC.

Comparable Sales(1)

	Quarter 3		Nine Months
	Oct. 30, 2021	Oct. 31, 2020	Oct. 30, 2021	Oct. 31, 2020
Journeys Group	15%	-6%	NA	NA
Schuh Group	23%	1%	NA	NA
Johnston & Murphy Group	77%	-43%	NA	NA
Total Comparable Sales	21%	-9%	NA	NA
Same Store Sales	25%	-18%	NA	NA
Comparable Direct Sales	7%	62%	4%	88%

(1)

As a result of store closures in response to the COVID-19 pandemic and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for the nine months this year and last year, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during these periods.

GENESCO INC.

COVID-19 Related Items

Decrease (Increase) to Pretax Earnings

(in thousands)

(Unaudited)

	Quarter 3		Nine Months Ended
	Oct. 30, 2021	Oct. 31, 2020	Oct. 30, 2021	Oct. 31, 2020
Goodwill impairment	$—	$—	$—	$79,259
Incremental retail store asset impairment(1)	—	5,828	$—	$9,564
Trademark impairment(1)	—	—	$—	$5,260
Release of Togast earnout(1)	—	—	—	(441)
Excess inventory(2) and (3)	(1,610)	1,051	(3,436)	5,328
Excess freight & logistics costs(3)	4,050	—	4,050	—
Non-productive compensation(4) and (5)	(134)	2,574	(334)	7,262
UK property tax relief(4)	(1,348)	(3,922)	(8,476)	(9,412)
Other governmental relief(4) and (6)	(804)	—	(5,191)	—
Rent abatements and temporary rent concessions(4) and (7)	(4,847)	(8,224)	(13,421)	(11,153)
Incremental bad debt reserve(4)	—	(67)	—	2,998
Other(4) and (8)	—	275	—	1,169
Total COVID-19 Related Items	$(4,693)	$(2,485)	$(26,808)	$89,834

(1)	Included in asset impairments and other, net on the Condensed Consolidated Statements of Operations.
(2)	Estimated impact of COVID-19 upon permanent markdowns and inventory markdown reserves as well as sell through of inventory previously reserved.
(3)	Included in cost of sales on the Condensed Consolidated Statements of Operations.
(4)	Included in selling and administrative expenses on the Condensed Consolidated Statements of Operations.
(5)	Certain compensation paid to furloughed workers and commission based associates, net of the CARES Act, and U.K., ROI and Canadian government relief.
(6)	Includes U.K. and ROI Relief Grants and Canadian rent subsidy.
(7)	Estimated impact of abatements and temporary rent savings agreements that are being recognized when executed if they pertain to a prior period.
(8)

Includes primarily severance and increased cleaning and personal protective equipment expenses in the third quarter and first nine months of Fiscal 2021 and is partially offset by the reversal of percentage rent for the first nine months of Fiscal 2021.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended October 30, 2021, October 31, 2020 and November 2, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3			Quarter 3			Quarter 3
	October 30, 2021			October 30, 2020			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$32,981	$2.26		$7,476	$0.52		$18,979	$1.31
Asset impairments and other adjustments:
Retail store and intangible asset impairment charges	$225	162	0.01	$6,359	4,337	0.30	$799	633	0.04
Fees related to shareholder activist	89	85	0.00	—	—	0.00	—	—	0.00
Expenses related to new HQ building	1,157	824	0.06	—	—	0.00	—	—	0.00
Insurance gain	—	(1)	0.00	—	—	0.00	—	—	0.00
Change in vacation policy	—	—	0.00	(616)	(394)	(0.02)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	—	3	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	—	(3)	0.00
Total asset impairments and other adjustments	$1,471	1,070	0.07	$5,743	3,943	0.28	$799	633	0.04
Income tax expense adjustments:
Other tax items		419	0.03		728	0.05		(245)	(0.02)
Total income tax expense adjustments		419	0.03		728	0.05		(245)	(0.02)
Adjusted earnings from continuing operations (1) and (2)		$34,470	$2.36		$12,147	$0.85		$19,367	$1.33

(1)   The adjusted tax rate for the third quarter of Fiscal 2022, 2021 and 2020 is 22.7%, 4.4% and 26.2%, respectively.

(2)	EPS reflects 14.6 million, 14.4 million and 14.5 million share count for the third quarter of Fiscal 2022, 2021 and 2020, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Three Months Ended October 30, 2021, October 31, 2020 and November 2, 2019

	Quarter 3 - October 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,403	$—	$43,403
Schuh Group	9,701	—	9,701
Johnston & Murphy Group	1,641	—	1,641
Licensed Brands	(132)	—	(132)
Corporate and Other	(10,857)	1,471	(9,386)
Total Operating Income	$43,756	$1,471	$45,227
% of sales	7.3%		7.5%

	Quarter 3 - October 31, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$24,035	$(263)	$23,772
Schuh Group	6,766	—	6,766
Johnston & Murphy Group	(11,137)	(96)	(11,233)
Licensed Brands	792	(39)	753
Corporate and Other	(12,272)	6,141	(6,131)
Total Operating Income	$8,184	$5,743	$13,927
% of sales	1.7%		2.9%

	Quarter 3 - November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$28,955	$—	$28,955
Schuh Group	4,369	—	4,369
Johnston & Murphy Group	3,715	—	3,715
Licensed Brands	(27)	—	(27)
Corporate and Other	(11,069)	799	(10,270)
Total Operating Income	$25,943	$799	$26,742
% of sales	4.8%		5.0%

	Quarter 3
In Thousands	October 30, 2021	October 31, 2020	November 2, 2019
Selling and administrative expenses, as reported	$251,131	$210,961	$237,460

Expenses related to new HQ building	(1,157)	—	—
Change in vacation policy	—	616	—
Total adjustments	(1,157)	616	—
Adjusted selling and administrative expenses	249,974	211,577	237,460
% of sales	41.6%	44.1%	44.2%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Nine Months Ended October 30, 2021, October 31, 2020 and November 2, 2019

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months			Nine Months			Nine Months
	October 30, 2021			October 30, 2020			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$52,749	$3.60		$(146,072)	$(10.29)		$26,242	$1.63
Asset impairments and other adjustments:
Retail store and intangible asset impairment charges	$2,049	1,688	0.12	$11,134	7,878	0.55	$1,837	1,296	0.08
Fees related to shareholder activist	8,583	6,078	0.42	—	—	0.00	—	—	0.00
Expenses related to new HQ building	2,911	2,061	0.14	—	—	0.00	—	—	0.00
Insurance gain	(578)	(409)	(0.03)	—	—	0.00	—	—	0.00
Trademark impairment	—	—	0.00	5,260	5,153	0.36	—	—	0.00
Goodwill impairment	—	—	0.00	79,259	79,259	5.58	—	—	0.00
Release Togast earnout	—	—	0.00	(441)	(323)	(0.02)	—	—	0.00
Change in vacation policy	—	—	0.00	(1,848)	(1,308)	(0.09)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	44	31	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(27)	0.00
Total asset impairments and other adjustments	$12,965	9,418	0.65	$93,364	90,659	6.38	$1,843	1,300	0.08
Income tax expense adjustments:
Tax impact share based awards		(1,747)	(0.12)		1,129	0.08		(54)	0.00
Other tax items		1,015	0.07		(2,433)	(0.17)		244	0.01
Total income tax expense adjustments		(732)	(0.05)		(1,304)	(0.09)		190	0.01
Adjusted earnings (loss) from continuing operations (1) and (2)		$61,435	$4.20		$(56,717)	$(4.00)		$27,732	$1.72

(1)    The adjusted tax rate for the first nine months of Fiscal 2022, 2021 and 2020 is 26.1%, 29.2% and 29.5%, respectively.

(2)

EPS reflects 14.6 million, 14.2 million and 16.1 million share count for the first nine months of Fiscal 2022, 2021 and 2020, respectively, which includes common stock equivalents in the first nine months of Fiscal 2022 and Fiscal 2020 and excludes common stock equivalents in the first nine months of Fiscal 2021 due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Nine Months Ended October 30, 2021, October 31, 2020 and November 2, 2019

	Nine Months - October 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$106,895	$—	$106,895
Schuh Group	9,477	—	9,477
Johnston & Murphy Group	2,412	—	2,412
Licensed Brands	3,420	—	3,420
Corporate and Other	(50,020)	12,965	(37,055)
Total Operating Income	$72,184	$12,965	$85,149
% of sales	4.3%		5.0%

	Nine Months - October 31, 2020
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(2,888)	$(789)	$(3,677)
Schuh Group	(15,158)	—	(15,158)
Johnston & Murphy Group	(38,964)	(288)	(39,252)
Licensed Brands	(2,931)	(117)	(3,048)
Goodwill Impairment	(79,259)	79,259	—
Corporate and Other	(30,628)	15,299	(15,329)
Total Operating Loss	$(169,828)	$93,364	$(76,464)
% of sales	-14.8%		-6.7%

	Nine Months - November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$59,260	$—	$59,260
Schuh Group	(1,020)	—	(1,020)
Johnston & Murphy Group	10,339	—	10,339
Licensed Brands	151	—	151
Corporate and Other	(30,741)	1,843	(28,898)
Total Operating Income	$37,989	$1,843	$39,832
% of sales	2.5%		2.6%

	Nine Months
In Thousands	October 30, 2021	October 31, 2020	November 2, 2019
Selling and administrative expenses, as reported	$743,147	$587,264	$705,811

Expenses related to new HQ building	(2,911)	—	—
Change in vacation policy	—	1,848	—
Total adjustments	(2,911)	1,848	—
Adjusted selling and administrative expenses	740,236	589,112	705,811
% of sales	43.7%	51.2%	46.5%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Three Months Ending January 29, 2022

In millions (except per share amounts)	High Guidance Fiscal 2022		Low Guidance Fiscal 2022
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$37.5	$2.61	$30.0	$2.09
Asset impairments and other adjustments:
Retail store asset impairments and other matters	0.4	0.03	0.7	0.05
New building costs	1.1	0.08	1.1	0.08
Total asset impairments and other adjustments (1)	1.5	0.11	1.8	0.13
Adjusted forecasted earnings from continuing operations (2)	$39.0	$2.72	$31.8	$2.22

(1) All adjustments are net of tax where applicable.  The forecasted tax rate for the 4th quarter of Fiscal 2022 is approximately 28%.

(2) EPS reflects 14.3 million share count for the 4th quarter of Fiscal 2022 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 29, 2022

In millions (except per share amounts)	High Guidance Fiscal 2022		Low Guidance Fiscal 2022
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$90.2	$6.20	$82.7	$5.68
Asset impairments and other adjustments:
Retail store asset impairments and other matters	1.7	0.11	2.0	0.13
New building costs	3.1	0.22	3.1	0.22
Fees related to shareholder activist	6.1	0.42	6.1	0.42
Total asset impairments and other adjustments (1)	10.9	0.75	11.2	0.77
Total income tax expense adjustments	(0.7)	(0.05)	(0.7)	(0.05)
Adjusted forecasted earnings from continuing operations (2)	$100.4	$6.90	$93.2	$6.40

(1) All adjustments are net of tax where applicable.  The forecasted tax rate for Fiscal 2022 is approximately 27%.

(2) EPS reflects 14.6 million share count for Fiscal 2022 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.